Exhibit 10.1

2012 Teamshare Incentive Program

I.            Definitions

As used in this document:

“AIP” shall mean the Amended and Restated Dollar General Corporation Annual Incentive Plan, as amended from time to time.

“Applicable Base Pay” shall mean the eligible employee’s annual salary (or day of pay if hourly) plus shift differential, subject to adjustment based on all other eligibility requirements and administrative rules.

“Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof which meets the requirements of Section 162(m).

“Covered Employees” shall mean those officers who could, in respect of the Company’s 2012 fiscal year, be “covered employees” under Section 162(m).

“Dollar General” or “the Company” means Dollar General Corporation.

“Eligible Employee” shall have the meaning set forth in Section V below.

“Management” refers to an individual Teamshare participant’s direct supervisor and/or the Company’s executive officers up to and including the Chief Executive Officer.

“Merit Effective Date” shall mean April 1 of the applicable performance period or, if later, the applicable date of the annual merit increase (e.g., for the 2012 Teamshare program, the Merit Effective Date for salaried employees is April 1, 2012).

“Section 162(m)” refers to Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder from time to time.

“Teamshare” shall mean this 2012 Teamshare Incentive Program.

II.          Teamshare Overview

The Committee has established the terms of Teamshare, which provides each Eligible Employee with an opportunity to receive a cash bonus payment equal to a certain percentage of his or her Applicable Base Pay based upon Dollar General’s achievement of one or more pre-established financial performance measures for a specified performance period (typically, our fiscal year).  When more than one financial performance measure is selected, the Committee determines the applicable weight to be assigned to each of the selected measures.

Threshold and target performance levels are established for each of the selected performance measures. No Teamshare payout may be made unless the threshold performance level is achieved. The amount payable to each Eligible Employee if the Company reaches the target performance level(s) is equal to a specified percentage of the Eligible Employee’s Applicable Base Pay, subject to adjustment for performance discussed under Section IV  below (except in the case of officers).  Teamshare payments for financial performance below or above the applicable target levels are prorated on a graduated scale commensurate with performance.

III.         2012 Teamshare Program

For the 2012 Teamshare program, the Committee selected financial performance measures based upon earnings before interest, taxes, depreciation and amortization, as adjusted for certain items (“Adjusted EBITDA”) and return on invested capital (“Adjusted ROIC”).  The Adjusted EBITDA measure and the Adjusted ROIC measure are weighted 90% and 10%, respectively, of the total Teamshare pool.  If, for example, the Company achieves the target Adjusted EBITDA performance level but does not achieve the threshold Adjusted ROIC performance level, the Teamshare pool will fund at 90%. In determining the level of performance the Company has achieved for each performance measure at year end, certain categories of items previously identified by the Committee may be excluded from the calculation.  Threshold performance results for both Adjusted EBITDA and Adjusted ROIC coincide with potential Teamshare payout levels equal to 50% of individual payout targets (as a percentage of the Eligible Employee’s Applicable Base Pay).

For purposes of the 2012 Teamshare program, Adjusted EBITDA is computed in accordance with the Company’s credit agreements, and Adjusted ROIC is calculated as total return (calculated as the sum of operating income, depreciation and amortization and minimum rentals, less taxes) divided by the result of (x) the sum of the averages of total assets and accumulated depreciation and amortization, less (y) cash, goodwill, accounts payable, other payables, accrued liabilities, plus 8x minimum rentals), all of the foregoing as determined under the Company’s financial statements.  Each of Adjusted EBITDA and Adjusted ROIC calculations shall exclude:

(1)  the impact of (a) certain costs, fees and expenses related to our acquisition and related financing by Kohlberg Kravis Roberts & Co., any refinancings, any related litigation or settlements of such litigation, and the filing and maintenance of a market maker registration statement; (b) any costs, fees and expenses directly related to any transaction that results in a Change in Control (within the meaning of the Company’s Amended and Restated 2007 Stock Incentive Plan) or related to any primary or secondary offering of the Company’s common stock or other security; (c) share-based compensation charges (for Adjusted EBITDA only); (d) any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (e) any gains or losses associated with the early retirement of debt obligations; (f) charges resulting from significant natural disasters; and (g) any significant gains or losses associated with our LIFO computation; and

(2)  unless the Committee disallows any such item, (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (c) charges for business restructurings; (d) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the 2012 fiscal year; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring or extraordinary nature.

IV.   Determination of Bonuses

(a)   If the Company achieves at least the threshold financial performance levels, each Eligible Employee who participates in Teamshare will become eligible to receive a Teamshare payout if he or she receives at least a satisfactory individual performance review.

(b)   In the case of officers (including Covered Employees), the Committee, and in the case of all other employees, Management, will determine whether a participant in Teamshare has received at least a satisfactory individual performance review.

(c)   Bonuses for executive officers of the Company and hourly employees are paid 100% based on Company financial performance.  Bonuses for all other employees are calculated 100% on Company financial performance, with 20% subject to reduction based on individual performance; provided, however, that Management may adjust upward or downward, or entirely eliminate, the Teamshare payout otherwise due to any Eligible Employee (excluding officers which are addressed in (d) below) based upon personal performance of any such Eligible Employee, provided the total funded amount of the Teamshare pool is not exceeded.

(d)   In the case of officers (excluding executive officers and Covered Employees), the Committee may adjust upward or downward, or entirely eliminate, the Teamshare payout otherwise due to any eligible officer, provided the total funded amount of the Teamshare pool is not exceeded.

(e)   Bonus payouts to Covered Employees may be subject to reduction or elimination, but not upward adjustment, pursuant to the terms of the AIP.

(f)    Bonuses that are not allocated out of the Teamshare pool are subject to distribution at the discretion of the Chief Executive Officer of the Company, except that no such unallocated bonus amounts may be allocated to any Covered Employee.

V.          Individual Eligibility

(a)   To be eligible for a Teamshare payout, an employee must be an “Eligible Employee”, which for purposes of Teamshare means an employee must:

1.     Be an active regular, full-time or part-time store support center (SSC) or distribution center (DC) employee during the performance period (for Teamshare program, the Company’s 2012 fiscal year).

2.     Be hired by January 15 of the performance period.

3.     Be employed with the Company through the end of the performance period and on the date on which the Teamshare payment is made (unless otherwise required by  law).

4.     Have received a year-end performance rating of “Needs Improvement” or better (for officers, any Teamshare payment is in the Committee’s discretion if the officer receives a “Needs Improvement” performance rating). Employees rated “Unsatisfactory” are ineligible for a bonus under Teamshare.

(b)   Bonuses for the estates of Eligible Employees will be eligible to receive the Teamshare payment if the employee’s death occurs on or after the end of the performance period.

VI.         Administrative Rules

(a)   Except as provided in (c) below, bonuses for Eligible Employees classified as exempt  or salaried non-exempt are calculated based on the Company financial performance and subject to adjustment by Management based on individual performance. At year-end, Management will use the following guidelines in determining an adjustment:

Performance Rating	Total Bonus Opportunity
O	105% - 115%
VG	100% - 110%
G	90% - 100%
NI	40% - 80%
U	0%

(b)   At year-end, the guidelines above will also be provided to Management for adjusting any Teamshare payouts for eligible hourly employees rated “Needs Improvement”.

(c)   Any adjustments to Teamshare payouts for officers are determined by the Committee within the parameters of Section IV. Notwithstanding anything in this Teamshare plan document to the contrary, the determination of the Adjusted EBITDA and Adjusted ROIC performance measures and all other relevant actions applicable to the determination of bonus payout amounts to Covered Employees under Teamshare shall be pursuant to the terms of the AIP.

(d)   Each Eligible Employee’s Teamshare payout is computed as a percentage of the Applicable Base Pay plus any shift differential.

(e)   Teamshare payouts will be prorated for changes to an Eligible Employee’s position, pay, individual target, shift differential or, status that occur during the performance period based on the number of days the applicable element applies. The Applicable Base Pay used for Teamshare from the beginning of the performance period to the Merit Effective Date will be based on the eligible employee’s pay as of the Merit Effective Date.

(f)    Teamshare payouts are prorated to exclude leaves of absence during the performance period (unless otherwise required by law).

(g)   Teamshare payouts will be made no later than April 15 of the year following the fiscal year in which financial performance is measured (e.g., for the 2012 Teamshare program, payouts, if any, will be made no later than April 15, 2013).

(h)   Teamshare information is proprietary and confidential. Employees are reminded that they may not disclose Teamshare information relating to the Company’s financial goals or performance. Such disclosure may result in disciplinary action, up to and including termination. The Company reserves the right to adjust, amend or suspend Teamshare at any time for any reason, including, but not limited to, unforeseen events.

(i)    Solely for purposes of Covered Employees, the provisions and payouts under this 2012 Teamshare program shall be pursuant to and subject to the terms of the AIP, and in the event of any conflict between the provisions of this Teamshare program and the AIP, the terms of the AIP shall govern.

VII.       Tax and Other Withholding Information

The IRS considers incentive payments as supplemental wages.  In accordance with IRS guidelines, Dollar General will withhold federal income taxes at the supplemental rate (currently established at 25%).  In addition, this payment will be subject to applicable social security, Medicare, state and local taxes. Voluntary deductions (e.g. health insurance, 401k, etc.) will not be deducted from this amount.  Where required by law, specific garnishments (e.g., child support) may be deducted, as appropriate, from this amount.  Certain state laws require incentive payments be held for up to 30 days after the check date pending review of applicable child support garnishments.  After the Company receives notification from the state child support agencies regarding whether part or all of the impacted employee’s incentive payment should be paid toward child support, the Company will pay any remaining incentive funds with the next regular payroll.